FOR IMMEDIATE RELEASE

Investor Contacts:
Nate Wallace	Raj Rajaji
Manugistics Group, Inc.	Manugistics Group, Inc.
Investor Relations	Chief Financial Officer
301-255-5059	301-255-5087

Press Contacts:
Didi Blackwood	John Conley
Manugistics Group, Inc.	Ogilvy PR (For Manugistics)
dblackwo@manu.com	john.conley@dc.ogilvypr.com
301-255-5330	202-452-9524

Manugistics Announces Preliminary First Quarter Results

Conference Call and Web Cast Scheduled for Tuesday, June 4 at 6:30 PM EDT

Rockville, MD – June 4, 2002 – Manugistics Group, Inc. (Nasdaq: MANU), the leading global provider of Enterprise Profit Optimization ™ (EPO) solutions, today announced preliminary results for its fiscal first quarter ended May 31, 2002. Manugistics expects to report total revenue of approximately $71 – $73 million, including software revenue of $24 – $25 million. Based on these estimated revenues, the Company expects to report adjusted operating loss of approximately $16 – $18 million and adjusted loss before income taxes of $18 – $20 million when final results are reported on June 27, 2002. Adjusted operating loss and adjusted loss before income taxes exclude charges associated with amortization of intangibles, purchased research and development associated with acquisitions consummated during the quarter ended May 31, 2002 and non-cash stock compensation expense. At this time, the Company does not expect to record a tax benefit related to losses incurred in the first quarter.

“Manugistics financial performance this quarter was adversely impacted by the continuing global economic downturn,” said Greg Owens, Manugistics’ chairman and chief executive officer. “The current economic environment negatively impacted the purchasing of information technology, especially in the enterprise application software sector which worsened late in our first quarter.”

“As we exited our strong fourth quarter, we were encouraged by the level of sales activities we were seeing. Throughout our first quarter we were winning the selection process and beating our competition. Unfortunately in the last month of our quarter, we saw our customers and prospects become increasingly unwilling to commit to large capital expenditures, which adversely affected our performance,” continued Owens. “We started the quarter strongly with several significant client wins, but we were unable to attain expected closure rates as we ended the quarter.”

“We continue to be confident in our solutions and products, our business strategy and our people,” said Owens. “However, because it is unclear when the capital spending will improve, we will further align the Company’s organization, resources, and expenses with current financial and market realities. Manugistics is beginning to implement a range of measures to reduce costs and further improve our operational efficiencies, which will include a reduction in our workforce.”

“We believe that these measures and our strong cash position, together with our solutions’ strong value propositions, client satisfaction, strong competitive position and the deep domain expertise of our people, position us well for market leadership as the economy improves,” concluded Mr. Owens.

Cost containment measures the Company is enacting will result in a charge to earnings during the quarter ended August 31, 2002. The company will provide additional information when it reports final first quarter results on June 27, 2002.

Conference Call Information: Manugistics will conduct a simultaneous conference call and audio Web-cast on Tuesday, June 4th at 6:30 PM EDT to discuss the Company’s preliminary results for its fiscal first quarter fiscal 2003. Interested parties may call +212-896-6123 or listen to the Web-cast by going to http://www.manugistics.com/ir/

A recording of the call will be available from 8:00 PM EDT Tuesday, June 4th through 8:00 PM EDT Thursday, June 6th. To listen to the recording, callers within North America may call 1-800-633-8284. Callers outside North America may call +1-858-812-6440. Callers to the recording will be required to enter the access number for this call, which is 20660651. In addition, the Web-cast will be archived from 8:00 PM EDT Tuesday, June 4th through 8:00 PM EDT Thursday, June 6th at http://www.manugistics.com/ir/

About Manugistics Group, Inc.
Manugistics helps companies lower operating costs, improve customer service, enhance profitability, and accelerate growth by optimizing the supply-demand network from design and procurement through pricing and delivery. The company provides comprehensive solutions — for pricing and revenue optimization, service and parts management, supplier relationship management, and supply chain management. Its clients include industry leaders such as 3Com, Amazon.com, Boeing, BP, Brown & Williamson, Caterpillar, Cisco Systems, Coca-Cola Bottling, Compaq, DuPont, Fairchild Semiconductor, Ford Motor Company, General Electric, Harley-Davidson, Hormel, Levi Strauss & Co., Marriott, Nestle, Staples, Texas Instruments, Unilever, and United Airlines. For more information, go to www.manugistics.com

FOR ADDITIONAL INFORMATION REGARDING THIS ANNOUNCEMENT, CONTACT THE MANUGISTICS NEWSBUREAU HOTLINE AT 301-255-5330.

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FORWARD LOOKING STATEMENT
This announcement contains forward-looking statements including: statements regarding revenue and losses that Manugistics expects to report for its first quarter of fiscal 2003; demand for its solutions; and its ability to assess current and future economic and market conditions and the impact of such conditions on future results. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations. Factors that could cause results to differ include, among others, accounting entries and adjustments made in closing the first quarter, unanticipated expenses and difficulties in achieving planned cost reductions, economic and political uncertainties, unexpected competition and a continued weakening of the demand for enterprise application software. More information about factors that potentially could affect Manugistics’ financial results is included in Manugistics filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 28, 2002. Except to the extent legally obligated to do so, Manugistics assumes no obligation to update the forward-looking information contained in this announcement.

Manugistics is a registered trademark, and the Manugistics logo, the phrase “Leveraged Intelligence,” Enterprise Profit Optimization and Manugistics NetWORKS are trademarks of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

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